Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-285481

Term Sheet

(To preliminary prospectus supplement, dated March 3, 2025,

and prospectus, dated March 3, 2025)

$750,000,000

4.400% Notes due 2030 (the “Notes”)

Issuer:	CME Group Inc.

Security Type:	SEC Registered Senior Unsecured Notes

Trade Date:	March 3, 2025

Settlement Date**:	March 10, 2025 (T+5)

Principal Amount:	$750,000,000

Maturity Date:	March 15, 2030

Interest Rate Per Annum:	4.400%

Interest Payment Dates:	Semiannually, on March 15 and September 15 of each year

First Interest Payment Date:	September 15, 2025 (long first coupon)

Optional Redemption:	Make-whole redemption at any time prior to February 15, 2030 (one month prior to the maturity date of the notes) at a discount rate equal to the Treasury Rate (as defined in the preliminary prospectus supplement) plus 10 bps. Redemption at par at any time commencing on February 15, 2030.

Public Offering Price:	99.573% of the principal amount

Proceeds to CME Group Inc. (before estimated expenses, after underwriting discount):	$742,297,500

Treasury Benchmark:	UST 4.00% due February 28, 2030

Treasury Benchmark Price and Yield:	100-00+ / 3.996%

Re-offer Spread vs. Treasury Benchmark:	50 bps

Yield to Maturity:	4.496%

Mandatory Offer to Repurchase Notes:	In the event of a “Change of Control Triggering Event” (as defined in the preliminary prospectus supplement) at 101% of the principal amount, plus accrued and unpaid interest.

Day Count:	30/360

Payment Business Days:	New York

Payment Convention:	Following, Unadjusted

Minimum Denomination / Multiples:	$2,000 / $1,000

CUSIP / ISIN:	12572Q AL9/ US12572QAL95

Ratings (Moody’s/ S&P / Fitch)*:	Aa3 / AA- / AA-

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
BMO Capital Markets Corp.
BofA Securities, Inc.
Citigroup Global Markets Inc.
Lloyds Securities Inc.
Loop Capital Markets LLC
MUFG Securities Americas Inc.
TD Securities (USA) LLC

Co-Managers:	Academy Securities, Inc.
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Huntington Securities, Inc.
Siebert Williams Shank & Co., LLC
U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.
**

It is expected that delivery of the Notes will be made against payment therefor on or about March 10, 2025, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such Notes more than one business day prior to the scheduled settlement date will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement arrangement at the time of any such trade to prevent failed settlement. Purchasers of such Notes who wish to trade Notes prior to the date of delivery should consult their advisors.

The Issuer has filed a registration statement (File No. 333-285481) (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer or any underwriter participating in this offering can arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, or by calling Wells Fargo Securities, Inc. toll free at 1-800-645-3751.

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